UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Communications Systems, Inc.
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COMMUNICATIONS SYSTEMS, INC.
10900 Red Circle Drive
Minnetonka, Minnesota 55343

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 22, 2012

Dear Shareholders:

          You are cordially invited to attend the Annual Meeting of Shareholders of Communications Systems, Inc. (the “Company” or “CSI”). The meeting will be held at the Company’s offices located at 10900 Red Circle Drive, Minnetonka, Minnesota, on Tuesday, May 22, 2012 beginning at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect three directors to hold office until the 2015 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2012;

3.	To cast a non-binding advisory vote on executive compensation;

4.	To cast a non-binding advisory vote regarding the frequency of non-binding advisory votes on executive compensation; and

5.	To transact any other business that may properly come before the meeting.

          The Board of Directors has fixed the close of business on March 27, 2012 as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

          You may attend the meeting and vote in person, or you may vote by proxy. To ensure your representation at the meeting, please complete and submit your proxy, whether or not you expect to attend in person.
Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

By Order of the Board of Directors,

David T. McGraw
Secretary
Minnetonka, Minnesota

April 9, 2012

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS:

Copies of this Notice, the Proxy Statement following this Notice and the Annual Report to Shareholders are available at www.proxyvote.com

COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT FOR MAY 22, 2012
ANNUAL MEETING OF SHAREHOLDERS

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COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT

GENERAL INFORMATION

Information Regarding the Annual Meeting

          This Proxy Statement is furnished to the shareholders of Communications Systems, Inc. (“CSI” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders that will be held at the Company’s offices at 10900 Red Circle Drive, Minnetonka, Minnesota, on Tuesday, May 22, 2012, beginning at 10:00 a.m., Central Daylight Time, or at any adjournment or adjournments thereof. The cost of this solicitation will be paid by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, email or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s common stock registered in the names of nominees and will reimburse these banks and brokers for their reasonable out-of-pocket expenses. If you wish to attend our Annual Meeting, directions to our offices are provided under “Other Information” below.

Solicitation and Revocation of Proxies

          Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a proxy by written request or in person at the Annual Meeting. If not so revoked, the shares represented by that proxy will be voted by the persons designated as proxies in favor of the matters indicated. In the event any other matters that properly come before the meeting require a vote of shareholders, the shares represented by the proxies will be voted by persons named as proxies in accordance with their judgment on these matters. The Company’s corporate offices are located at 10900 Red Circle Drive, Minnetonka, Minnesota, 55343, and its telephone number is 952-996-1674. We first made this Proxy Statement available to shareholders of the Company on or about April 9, 2012.

Voting Securities and Record Date

          Only shareholders of record at the close of business on March 27, 2012 will be entitled to vote at the meeting. As of that date, the Company had outstanding 8,506,735 shares of $.05 par value Common Stock. Each share of common stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

          Under Minnesota law and the Company’s Articles of Incorporation and Bylaws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, but will be counted for purposes of determining whether there is a quorum. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. If, however, the shares present and entitled to vote on any particular item of business would not constitute a quorum for the transaction of business at the meeting, then that item must be approved by holders of a majority of the minimum number of shares that would constitute a quorum. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, but will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

          For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if a shareholder does not give that shareholder’s broker or nominee specific instructions, the shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval, but will be counted as present for the purpose of determining the presence of a quorum.

CORPORATE GOVERNANCE AND BOARD MATTERS

General

          Our Board of Directors is committed to sound and effective corporate governance practices. Our governance policies are consistent with applicable provisions of the rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of the NASDAQ Stock Market (“NASDAQ”). We also periodically review our governance policies and practices in comparison to those suggested by authorities in corporate governance and the practices of other public companies.

          You can access our corporate governance charters and other related materials by following links on the “Corporate Governance” page of our website http://commsysinc.com, or by writing to our Corporate Secretary at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343, or by sending an e-mail to our Corporate Secretary at DavidM@commsysinc.com.

The Board, Board Committees and Meetings

          Meeting Attendance. Our Board of Directors meets regularly during the year to review matters affecting our Company and to act on matters requiring Board approval. Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. During 2011, the Board of Directors met eight times. Each of our directors attended at least 75% of the meetings of the Board and committees on which he or she served, and all directors attended the 2011 Annual Meeting of Shareholders.

          Board Committees. Our Board of Directors has established the following committees: Audit, Compensation, Governance and Nominating, Finance and Executive. Only members of the Board serve on these committees. Following is information about each committee.

          Audit Committee. The Audit Committee is responsible for the engagement, retention and replacement of the independent registered public accounting firm, approval of transactions between the Company and a director or executive officer unrelated to service as a director or officer, approval of non-audit services provided by the Company’s independent registered public accounting firm, oversight of the Company’s internal controls and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, reports directly to the Audit Committee. The Audit Committee operates under a formal charter that was most recently amended in August 2011. The current members of the Audit Committee are Edwin C. Freeman (Chair), Luella G. Goldberg and Randall D. Sampson. Mr. Freeman, Ms. Goldberg and Mr. Sampson are each “independent” under SEC and NASDAQ rules. The Board of Directors has determined that Edwin C. Freeman qualifies as the Committee’s financial expert. The Audit Committee met five times during 2011. The report of the Audit Committee is found on page 32.

          Compensation Committee. The Compensation Committee is responsible for the overall compensation strategy and policies of the Company; reviews and approves the compensation and other terms of employment of the Company’s chief executive officer and other executive officers, subject to final Board approval; oversees the establishment of performance goals and objectives for the Company’s executive officers; administers the Company’s incentive compensation plans; considers the adoption of other or additional compensation plans; and, provides oversight and final determinations with respect to the Company’s 401(k) plan, employee stock ownership plan and other similar employee benefit plans. The Committee operates under a charter approved by the Board of Directors that was most recently amended in June 2008. The current members of the Compensation Committee are Gerald D. Pint (Chair), Edwin C. Freeman, Roger H. D. Lacy and Randall D. Sampson. Each of the members of the Compensation Committee is independent under Nasdaq standards. The Committee met seven times in 2011.

          Governance and Nominating Committee. The Governance and Nominating Committee is responsible for reviewing the size and composition of the Board, identifying individuals qualified to become Board members, recommending to the Board of Directors nominees to be elected at the annual meeting of shareholders, reviewing the size and composition of the Board committees, facilitating Board self-assessment and reviewing and advising the Board regarding strategic direction and strategic management. The Committee operates under a charter approved by the Board that was last amended in June 2008. The current members of the Governance and Nominating Committee are Luella G. Goldberg (Chair), Roger H. D. Lacey and Gerald D. Pint. Each of the members of the Governance and Nominating Committee is independent under NASDAQ listing standards. The Committee met three times during 2011.

          Finance Committee. The Finance Committee is responsible for reviewing and approving the Company’s annual business plan and related operating budgets. The Finance Committee interfaces with the Compensation Committee with respect to implementing compensation policies that support the Company’s annual business plan. The Finance Committee is also responsible for overseeing and making recommendations about the financial operating policies and procedures relating to matters such as investment of excess cash, management of accounts receivable and inventory, purchases of capital equipment, travel, and employee benefits and perquisites. The current members of the Committee are directors Randall D. Sampson (Chair), Jeffrey K. Berg, Edwin C. Freeman, Curtis A. Sampson, and William G. Schultz. The Finance Committee met three times in 2011.

          Executive Committee. Pursuant to Company’s bylaws, the Executive Committee has the authority to act on behalf of the Board of Directors and the Company with respect to matters requiring Board action that arise between meetings of the Board or otherwise as it has been authorized to act by the Board of Directors. The current members of the Committee are Curtis A. Sampson (Chair), Jeffrey K. Berg, Luella G. Goldberg, Gerald D. Pint, and William G. Schultz. While members of the Executive Committee engaged in informal consultations during the year, this Committee did not formally meet in 2011.

Director Independence

          The Board of Directors has adopted director independence guidelines that conform to the definitions of “independence” set forth in Section 301 of the Sarbanes-Oxley Act of 2002, Rule 10A-3 under the Securities Exchange Act of 1934 and listing standards of NASDAQ. In accordance with these guidelines, the Board of Directors has reviewed and considered facts and circumstances relevant to the independence of each of our directors and director nominees and has determined that each of the following directors qualifies as “independent” under NASDAQ listing standards: Edwin C. Freeman, Luella G. Goldberg, Roger H. D. Lacy, Gerald D. Pint and Randall D. Sampson. Three directors are not currently considered independent under NASDAQ listing standards: Curtis A. Sampson does not qualify as independent because of the level of consulting compensation he received in 2010 and earlier years; Jeffrey K. Berg does not qualify as independent because he served as the Chief Executive Officer of the Company within the past three years, and William G. Schultz does not qualify as independent because he is the current Chief Executive Officer of the Company.

Selecting Nominees for Election to the Board

          The Governance and Nominating Committee is the standing committee responsible for recommending to the full Board of Directors the nominees for election as directors at our annual shareholder meetings. In making its recommendations, the Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board, and works with management in attracting candidates with those qualifications. The Committee does not have a formal policy regarding diversity; nevertheless, in making its recommendations, in addition to minimum requirements of integrity, ability to make independent analytical inquiries, personal health and a willingness to devote adequate time and effort to Board responsibilities, the Committee seeks to have a Board that reflects diversity in background, education, business experience, skills, business relationships and associations and other factors that will contribute to the Board’s governance of the Company.

          In connection with making recommendations to the Board regarding nominees for election as directors, the Governance and Nominating Committee will consider qualified candidates that are proposed by our shareholders. Shareholders can submit qualified candidates, together with appropriate biographical information, to the Governance and Nominating Committee at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Submissions will be forwarded to the Governance and Nominating Committee for review and consideration. Any shareholder desiring to submit a director candidate for consideration at our 2013 Annual Meeting of Shareholders must ensure that the submission is received by the Company no later than December 10, 2012 in order to provide adequate time for the Governance and Nominating Committee to properly consider the candidate.

          Shareholders may directly nominate an individual for election to the Board at our shareholders meeting by following procedures in our By-Laws. A shareholder wishing to formally nominate an individual to election to the Board at future shareholder meetings should follow the procedure set forth below under the caption “Other Information – Shareholder Proposals for 2013 Annual Meeting --Shareholder Nominations.”

Board Leadership

          Our Governance Guidelines provide for separation of the roles of Chair of the Board and Chief Executive Officer. These positions are respectively held by Curtis A. Sampson and William G. Schultz. This structure enables the Chair, in collaboration with other non-employee directors, to have an active role in setting agendas and establishing Board priorities and procedures.

Board’s Role in Managing Risk

          In general, management is responsible for the day-to-day management of the risks the Company faces, while the Board, acting as a whole and through the Audit Committee, has responsibility for oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Member of senior management attend the regular meetings of the Board and are available to address questions and concerns raised by the Board related to risk management. In addition, our Board regularly discusses with management, the Company’s independent registered public accounting firm and the internal auditor, identified major risk exposures, their potential financial impact on the Company, and steps that could be taken to manage these risks.

          The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial statements and meets with the Company’s independent registered public accounting firm and internal auditor at regularly scheduled meetings of the Audit Committee to review their reports on the adequacy and effectiveness of our internal audit and internal control systems, and to discuss policies with respect to risk assessment and risk management.

Director Compensation

          Compensation information paid to non-employee directors of the Company is set forth under the caption “Director Compensation” on page 29.

Code of Ethics and Business Conduct

          We have adapted a Code of Ethics and Business Conduct (the “Code”) applicable to all of the Company’s officers, directors, employees and consultants that establishes guidelines for professional and ethical conduct in the workplace. The Code also contains a special set of guidelines applicable to the Company’s senior financial officers, including the chief executive officer, principal financial officer, principal accounting officer, and others involved in the preparation of the Company’s financial reports. These guidelines are intended to promote the ethical handling of conflicts of interest, full and fair disclosure in periodic reports filed by the Company, and compliance with laws, rules and regulations concerning this periodic reporting. A copy of the Code is available by following links on the “Corporate Governance” page of our website at http://www.commsystems.com, and is also available, without charge, by writing to the Company’s Corporate Secretary at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343.

Contacting the Board of Directors

          Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual director at Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual director, as appropriate, depending on the facts and circumstances described in the communication received. By way of example, a complaint regarding accounting, internal accounting controls or auditing matters would be forwarded to the Chair of the Audit Committee for review. Complaints and other communications may be submitted on a confidential or anonymous basis.

PROPOSAL 1 - ELECTION OF DIRECTORS

          The size and structure of the Board of Directors presently consists of eight director positions, divided into three classes, with each class of directors serving staggered three-year terms. Upon the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated and recommends that the Company’s shareholders elect Jeffrey K. Berg, Roger H.D. Lacey and William G. Schultz, each of whom currently serves as a director, for three-year terms expiring in 2015. The Board of Directors believes that each nominee will be able to serve as a director. Should a nominee be unable to serve, however, the persons named in the proxies have advised the Company that they would vote for the election of such substitute nominee as the Governance and Nominating Committee may recommend and the Board of Directors may propose.

          The following table sets forth information regarding the nominees named above and other directors filling unexpired terms, including information regarding their principal occupations currently and for the preceding five years.

Directors Proposed for Election for Terms Expiring in 2015

Jeffrey K. Berg (70)

JEFFREY K. BERG has been a director since 2007 and served as President and Chief Executive Officer of the Company from 2007 until his retirement in May 2011. Mr. Berg currently provides consulting services to the Company pursuant to a consulting agreement and also serves as a member of our Executive Committee and Finance Committee. Mr. Berg joined CSI in 1989 and was appointed as President of CSI’s Suttle subsidiary in 1992. Mr. Berg was named President of the Company in 2000, became CSI’s Chief Operating Officer in 2002, and was appointed Chief Executive Officer in 2007. Before joining CSI, Mr. Berg was employed by AT&T from 1962 to 1989 where he was assigned management responsibility over various areas related to the production of AT&T’s telecommunications products and equipment. At AT&T he gained experience in supervising manufacturing, quality control, human resources and IT elements of AT&T’s telecommunications business, and also gained experience in product divestitures and plant relocations. After joining CSI and until being appointed Chief Operating Officer, Mr. Berg’s experience was a mix of supervising manufacturing and providing leadership in sales and marketing. Mr. Berg brings to the Board a keen understanding of the telecommunications and data communications, extensive sales and marketing experience, personal relationships with key customers and demonstrated executive leadership abilities. Additionally, Mr. Berg’s former role as our Chief Executive Officer gives him unique insights into our challenges, opportunities and operations.

Roger H.D. Lacey (61)

ROGER H.D. LACEY has been a director since 2008 and currently is a member of our Compensation Committee and Governance and Nominating Committee. Mr. Lacey was named Senior Vice President, Strategy and Corporate Development at 3M Corporation in 2010, and from 2000 to 2009 was 3M’s Vice President, Corporate Strategy and Market Development. Mr. Lacey’s career with 3M began in 1975, and from 1989 to 2000 he was assigned to 3M’s Telecom Division, holding various positions including Division Vice President. He has also served as the General Manager of 3M’s UK based Electro-Telecommunications Division. Mr. Lacey is currently a member of the Strategy Board based in Washington D.C., a member of The Conference Board -- Counsel of Strategic Planning Executives and a board member of Abbott Northwestern Hospital Foundation and University of St. Thomas Business School, both located in Minneapolis, Minnesota. Also, Mr. Lacey was a founding member of the Innovation Lab at MIT. In addition, as part of these duties for 3M, Mr. Lacey has also served on boards in China, Japan, Germany and Spain. Mr. Lacey brings a unique perspective that combines familiarity with opportunities and challenges presented in telecommunications and data communications markets around the world and deep experience in how strategic planning can be used to evaluate competing opportunities and optimize the use of a company’s resources.

William G. Schultz (43)

WILLIAM G. SCHULTZ became our President and Chief Executive Officer on May 19, 2011 in accordance with a planned succession process. Concurrent with his appointment as our CEO on May 19, 2011, the Company’s directors elected Mr. Shultz to the CSI Board of Directors. The Board has nominated Mr. Schultz for election by the shareholders to serve as a director for a three-year term expiring in 2015. Mr. Schultz currently serves as a member of the Executive Committee and Finance Committee. After receiving his MBA degree at the Goizueta Business School, Emory University, Mr. Schultz joined Transition Networks, a CSI business unit, in May of 2000 as a Product Manager. Prior to joining Transition Networks Mr. Schultz spent nine years with AMP/Tyco Electronics in a variety of roles including packaging engineering, sales, and channel management. In March 2001, Mr. Schultz became the Director of Marketing for Transition Networks and served in that role until 2002 when he was promoted to Vice President of Marketing. In October 2007, Mr. Schultz was named the VP and General Manager for Transition

Networks. Effective May 2010, Mr. Schultz was named Executive Vice President of Operations, which included additional responsibilities for Suttle and Information Technology as well as running the Transition Networks business unit. This experience coming up through a CSI business unit has given Mr. Schultz experience in all facets of the business. He also established the engineering development office in Shanghai, China and has extensive international travel experience meeting with customers, distribution channels, and supply chain partners. His leadership and business skills helped to make Transition Networks the largest business unit in the CSI portfolio. This experience provided excellent preparation for Mr. Schultz becoming the President and CEO of CSI, and the insights he gained to the markets and activities of the business units while he served as Executive Vice President of Operations makes him a vital member of the Board.

Directors Serving Terms Expiring in 2013

Gerald D. Pint (76)

GERALD D. PINT has been a director of CSI since 1997. He is currently a member of the Compensation Committee, serving as its Chair, and is also a member of our Governance and Nominating Committee and our Executive Committee. Since 1993, Mr. Pint has provided telecommunications consulting services and served on the boards of three public companies in addition to CSI: Hector Communications Corporation (2003 to 2006), Norstan, Inc. (1982 to 1997) and Inventronics Ltd. (1994 to 2004). From 1959 to 1993, Mr. Pint was employed by 3M Corporation and held various sales and management positions at 3M business units that were engaged in manufacturing and selling electronic and telecommunications products. In particular, from 1976 to 1982, Mr. Pint served as the Division Vice President of 3M’s Telecom Products Division, and from 1982 until his retirement in 1993 he served as Group Vice President of 3M’s Electro Telcom Group. Mr. Pint’s background in and understanding of production and sales of telecommunications and electronics products, as well as his executive level management experience, derived from a 34-year career at 3M Corporation, provide a valuable perspective in the Board’s governance of CSI’s telecommunications and data communications related businesses.

Curtis A. Sampson (78)

MR. CURTIS A. SAMPSON founded the Company in 1969 and has been a director since its inception. He currently serves as Chair of CSI’s Board, and is also a member of the Board’s Executive Committee and Finance Committee. He is also Chairman and a director of Canterbury Park Holding Corporation, a public company engaged in pari-mutuel and card club wagering, and a director of Solix, a process outsourcing firm focusing on government and commercial markets. He is also a trustee of Viterbo University in LaCrosse, Wisconsin and a member of the Emeritus Board of Overseers of the University of Minnesota’s Carlson School of Management. Mr. Sampson was CSI’s Chief Executive Officer from 1969 to June 2007, when he retired from full time executive responsibilities. While CEO, in addition to providing leadership to CSI’s operations, Mr. Sampson managed numerous acquisitions and divestitures, including spin offs of two internally developed business units that were subsequently sold in transactions generating an aggregate of approximately $200 million in cash for their shareholders. Over the course of his career, Mr. Sampson has also served on other non-profit boards, telephone industry association boards and private company boards, including service as a director of the following public companies: Hector Communications Corporation (2003 to 2006), Nature Vision, Inc. (2001 to 2009) and North American Communications Corporation (1986 to 1988). The distinctive perspective Mr. C.A. Sampson brings to the Board is his knowledge, gained over 40 years leading the Company, of CSI’s business, operations, markets, vendors, customers and employees in combination with his experience in business acquisitions and divestitures, perspective gained from serving on other boards and extensive executive management experience.

Directors Serving Terms Expiring in 2014

Edwin C. Freeman (56)

EDWIN C. FREEMAN has been a director of CSI since 1988. He is currently a member of the Audit Committee, serving as its Chair, and is our audit committee’s financial expert as that term is defined under the rules of the Securities and Exchange Commission. He is also a member of our Finance Committee and our Compensation Committee. Mr. Freeman currently serves as the Vice President and Chief Financial Officer of Bro-Tex Co., Inc. (paper and cloth wiper products, and carpet recycling) and has held other management positions in both operations and finance since joining Bro-Tex in March 1992. After receiving his MBA from the Harvard Business School in 1981, and before joining Bro-Tex, Mr. Freeman held positions in investment banking and strategic planning. Mr. Freeman brings strong executive management and financial management skills, as well as an in-depth knowledge of manufacturing processes similar to those used at CSI’s production facilities. In addition, the Board benefits from Mr. Freeman’s deep understanding of our business and our products that he has acquired during twenty years of service on our Board.

Luella G. Goldberg (75)

LUELLA G. GOLDBERG has been a director of CSI since 1997 and currently serves as a member of our Governance and Nominating Committee serving as its Chair, our Audit Committee and our Executive Committee. She also is a member of the Board of TCF Financial Corporation (1988 to Present) and is a member of the Board of Overseers of the University of Minnesota’s Carlson School of Management (1979 to Present), in addition to currently serving on boards of several other educational and non-profit organizations. Over the past 35 years Ms. Goldberg has served on the boards of a number of corporations, including the following public companies: Hormel Foods Corporation (1993 to 2009), the Supervisory Board of ING Group based in Amsterdam, Netherlands (2001 to 2008), which acquired ReliaStar Financial Corporation in 2001 (where she served as a director from 1976 to 2000). She also was a Trustee of University of Minnesota Foundation from 1975 to 2008 and its Chair from 1996 to 1998. She also served as a trustee of Wellesley College (1978 to 1996) and was its Acting President from July to October 1993. Along with a number of other honors and awards that have recognized her achievements, in 2001 Ms. Goldberg received the Twin Cities Business Monthly’s Lifetime Achievement Award as Outstanding Director. Because of her vast experience serving as a director of a myriad of significant for-profit, educational and philanthropic organizations, Ms. Goldberg brings special expertise in governance, as well as deep experience from a board perspective in addressing many of the wide variety of issues that the Company regularly faces.

Randall D. Sampson (53)

RANDALL D. SAMPSON has been a director since 1999. He currently serves as a member of our Finance Committee, serving as its Chair, and is also a member of our Audit Committee and our Compensation Committee. Mr. R.D. Sampson is the son of C.A. Sampson. Mr. R.D. Sampson is the President and Chief Executive Officer, as well as a member of the Board, of Canterbury Park Holding Corporation (CPHC), positions he has held since 1994. CPHC is a public company based in Shakopee Minnesota which, led by R.D. Sampson, re-launched a failed pari-mutuel race track and stimulated the revival of Minnesota’s horse breeding and training industries. As a result, under his leadership, the Canterbury Park Racetrack has become a unique, family-friendly venue for live horse races and other entertainment, as well as pari-mutuel and card club wagering. Before becoming one of the three co-founders of CPHC in 1994, and after graduating from college with a degree in accounting, Mr. Sampson worked for five years in the audit department of a large public accounting firm where he earned his CPA certification, subsequently gained experience as a controller of a private company, served as a chief financial officer of a public company and managed Sampson family interests in horse breeding and training. The challenging nature of Canterbury Park’s business has demanded from its CEO an entrepreneurial mindset, attention to expense control, continuous innovation in marketing, and attention to the needs of customers, which, along with other qualities, Mr. R.D. Sampson uniquely brings to the governance responsibilities of the CSI Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Summary Ownership Table

          The following table sets forth sets forth certain information with respect to the Company’s common stock beneficially owned by: (i) each person known by the Company to own of record or beneficially 5% or more of the Company’s common stock, (ii) each director, (iii) each Named Executive Officer listed under “Executive Compensation and Other Information,” and (iv) all officers and directors of the Company as a group, in each case based upon information available as of March 27, 2012 (unless otherwise noted), and all shares subject to options reflect options that may be exercised within 60 days of March 27, 2012. All shares of restricted stock reported in the table vest on May 19, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Curtis A. Sampson †	1,580,320	(1)	18.6%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	628,456	(2)	7.4%

John C. Ortman 1506 17th Street Lawrenceville, IL 62439	543,350		6.4%

Ira Albert 1304 SW 160th Avenue, Suite 209 Fort Lauderdale, FL 33326	519,151	(3)	6.1%

David T. McGraw †	502,971	(4)	5.9%

William G. Schultz †	500,629	(5)	5.9%

Putnam, LLC One Post Office Square Boston, MA 02109	497,856	(6)	5.9%

Jeffrey K. Berg †	79,772	(7)	*

Bruce Blackwood †	7,358	(8)	*

Seweryn Sadura †	5,688	(9)	*

Karen Nesburg Black †	8,180	(10)	*

Edwin C. Freeman †	38,493	(11)	*

Luella G. Goldberg †	38,626	(12)	*

Roger H.D. Lacey †	8,226	(13)	*

Gary D. Pint †	30,226	(14)	*

Randall D. Sampson †	92,050	(15)	1.1%

All directors and named executive officers as a group (12 persons)	1,866,579	(16)	21.4%

*	Indicates less than one percent ownership.

†	A Director or a Named Executive Officer of the Company.

(1)

Includes 1,040,779 shares owned by Mr. Curtis A. Sampson directly, 7,000 shares held indirectly in an irrevocable trust for Mr. Sampson’s children and grandchildren, 16,323 shares owned by his spouse, as to which beneficial ownership is disclaimed, 10,000 shares held by the Sampson Family Foundation, a charitable foundation of which Mr. Sampson is the sole trustee and as to which he disclaims beneficial interest, 9,000 shares subject to options, 2,226 shares of restricted stock, and 494,992 shares owned by the Communications Systems, Inc. Employee Stock Ownership Plan (“CSI ESOP”), of which Mr. Sampson is a Trustee. Mr. Sampson disclaims any beneficial ownership of shares owned by the CSI ESOP in excess of the 42,348 shares allocated to his CSI ESOP account as of December 31, 2011.

(2)

The aggregate number of shares held by Dimensional Fund Advisors LP (“Dimensional”) is owned by four investment companies and certain other commingled group trusts and separate accounts. In its role as investment advisor, Dimensional is deemed to have beneficial ownership of the securities as reported on Amendment No. 4 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012.

(3)

The aggregate number of shares listed above includes shares owned by Albert Investment Associates, L.P., shares owned by Ira Albert personally, and shares owned by accounts over which Ira Albert has discretionary voting and dispositive authority, as reported on the most recent Schedule 13D/A filed with the Securities and Exchange Commission on September 17, 2008.

(4)

Includes 4,656 shares owned by Mr. McGraw directly, 3,323 shares subject to options and 494,992 shares owned by the CSI ESOP, of which Mr. McGraw is a Trustee. Mr. McGraw disclaims any beneficial ownership of shares owned by the CSI ESOP in excess of the 6,049 shares allocated to his CSI ESOP account as of December 31, 2011.

(5)

Consists of 2,489 shares owed by Mr. Schultz directly, 3,148 shares subject to options and 494,992 shares owned by the CSI ESOP, of which Mr. Schultz is a Trustee. Mr. Schultz disclaims any beneficial ownership of shares owned by the CSI ESOP in excess of the 5,480 shares allocated to his CSI ESOP account as of December 31, 2011.

(6)

The aggregate number of shares listed above are held by Putnam, LLC and Putnam Advisory Company, LLC, a wholly-owned subsidiary of Putnam, LLC, as reported on the most recent Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2003.

(7)	Includes 19,358 shares owned by Mr. Berg directly, 35,270 shares issued upon the exercise of options, 22,868 shares allocated to his CSI ESOP account, and 2,226 shares of restricted stock.

(8)	Includes 1,768 shares subject to options and 5,590 shares allotted to Mr. Blackwood’s CSI ESOP account at December 31, 2011.

(9)	Includes 775 shares owned directly by Mr. Sadura, 1,450 shares subject to options, and 3,463 shares allotted to his CSI ESOP account at December 31, 2011.

(10)	Includes 3,399 shares owned directly by Ms. Bleick, 778 shares subject to options, and 4,003 shares allotted to her CSI ESOP account at December 31, 2011.

(11)	Includes 9,267 shares owned by Mr. Freeman directly, 27,000 shares subject to options, and 2,226 shares of restricted stock.

(12)	Includes 9,400 shares owned directly by Ms. Goldberg, 27,000 shares subject to options and 2,226 shares of restricted stock.

(13)	Includes 6,000 shares subject to options held by Mr. Lacey and 2,226 shares of restricted stock.

(14)	Includes 1,000 shares owned directly by Mr. Pint, 27,000 shares subject to options, and 2,226 shares of restricted stock.

(15)	Includes 32,524 shares owned by Mr. Randall Sampson directly, 30,300 shares owned by his children, 27,000 shares subject to option, and 2,226 shares of restricted stock.

(16)

Includes 1,123,647 shares owned by officers and directors as a group directly, 46,623 shares held by their respective spouses and children, 7,000 shares held by an irrevocable trust, 10,000 shares held by the Sampson Family Foundation, 168,735 shares subject to option, 15,582 shares of restricted stock, and 494,992 shares owned by the CSI ESOP. Messrs. Curtis A. Sampson, David T. McGraw, and William G. Schultz serve as Trustees of the CSI ESOP, and disclaim beneficial ownership of the shares held by the CSI ESOP, except for shares allocated to their respective accounts.

Section 16(a) Beneficial Ownership Reporting Compliance

          The Company’ officers, directors and beneficial holders of 10% or more of the Company’s securities are required to file reports of their beneficial ownership with the Securities and Exchange Commission on Forms 3, 4 and 5. According to the Company’s records, all reports required to be filed during this period pursuant to Section 16(a) were timely filed.

Five-Year Performance Graph

The following graph presents, at the end of each of the Company’s last five fiscal years, the cumulative total return on the common stock of the Company as compared to the cumulative total return reported for the NASDAQ (U.S.), and the NASDAQ Telecommunications Index. Company information and each index assume the investment of $100 on the last business day before January 1, 2006 and the reinvestment of all dividends.

Comparison of Five-Year Cumulative Total Return

Company or Index	2006	2007	2008	2009	2010	2011
Communications Systems, Inc.	$100.000	$120.127	$83.889	$41.012	$167.035	$173.852
NASDAQ US	100.000	108.469	66.352	95.375	113.194	113.805
NASDAQ TELCOM	100.000	88.948	51.107	76.636	98.951	104.634

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

          Communication Systems, Inc. (the “Company”) is a leading supplier of products for the data communications and telecommunications markets, as well as a provider of information system products and services for businesses and schools in southeast Florida. Our operations are organized and managed around our three primary business units: Suttle (“Suttle”), Transition Networks, Inc. (“TNI”) and JDL Technologies (“JDL”).

          This Compensation Discussion and Analysis (“CD&A”) provides information regarding executive compensation objectives and policies, compensation plans for or applicable to the Company’s Senior Executives (defined below), and compensation paid or potentially payable to the Senior Executive under such plans. This CD&A uses the following terms when discussing executive compensation:

•	“Board” means the Board of Directors of the Company.

•	“Committee” means the Compensation Committee appointed by the Board.

•

“Incentive Award” means the grant of an opportunity to earn compensation for long-termperformance in cash or stock, or both, following the end of a multi-year period, but only if payment is justified by actual performance as compared to pre-established financial goals.

•

“Named Executive Officers” means the following six executives whose compensation is reported in the Summary Compensation Table immediately following this CD&A: Jeffrey K. Berg, our CEO through May 19, 2011, William G. Schultz, our current CEO, David T. McGraw, our CFO, Bruce Blackwood, the General Manager of Suttle, Seweryn Sadura, the General Manager of TNI, and Karen Nesburg Bleick, our Vice President of Human Resources.

•	“Senior Executives” means a group consisting of the Named Executive Officers, managers of other business units, and other high level executives that collectively comprise our senior management team.

•	“Stock Option” means the right to purchase shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date the option is granted.

          This CD&A discusses compensation of our Senior Executives generally and provides more detailed information regarding compensation of our Named Executive Officers.

Key Developments Affecting 2011 Executive Compensation

          In August 2010, the Company engaged Pearl Meyer & Partners (“PM&P”), a national compensation consulting firm, to evaluate the Company’s existing compensation practices for our Senior Executives and to make recommendations with respect to possible changes to these practices. In November 2010, when it had completed the first phase of its work, PM&P made a number of recommendations that significantly influenced our decisions with respect to 2011 compensation policies and objectives, including the following:

•

PM&P advised that while base salaries and annual bonus opportunities were generally in line with the median paid by comparable companies, long-term incentive compensation opportunities for the Company’s Senior Executives were approximately 40% below opportunities for such compensation at comparable companies.

•

PM&P also advised that our approach to long-term incentive compensation did not place sufficient emphasis on equity compensation, and recommended that a substantial portion of long-term incentive compensation should be paid in grants of Stock Options and that payouts of Incentive Awards should be 50% or more in stock.

          In November 2010, based upon the recommendation by PM&P, the Board selected a group of approximately 20 companies of similar size and scope to provide a comparator group for assessing the Company’s market position in compensation levels and practices

          Beginning in December 2010, based on data gathered from the comparator group and further advice and recommendations from PM&P, we implemented the following changes applicable to 2011 compensation of Senior Executives:

•	The Committee refined certain elements of our annual bonus plan to require higher levels of performance before any annual bonus was earned.

•

Using data from the comparator group, the Committee established total target opportunities to earn long-term incentive compensation at levels competitive with the market. The Committee also determined that 70% of each executive’s total long-term incentive opportunity would be paid in Incentive Awards and that the remaining 30% would be paid in Stock Options.

•

We amended our existing long-term incentive plan pursuant to which we make Incentive Awards to permit annual grants of Incentive Awards, rather than every other year, as was our practice before 2011. The plan was also amended to provide that payouts under Incentive Awards may be in cash or stock, or both. Based on these changes, the Committee determined that payouts earned under our 2011 Incentive Awards would be 50% in stock and 50% in cash.

•	The Board approved stock ownership guidelines that require the Senior Executives to make progress towards owning stock equal to at least one times their base compensation.

          The year 2011 was a record breaking year for CSI. By the end of the year, CSI had set new records for net sales and net income. In particular, revenues increased 19.7% compared to 2010. Our strong financial results in 2011 are a primary reason for the overall increases in total compensation of the Named Executive Officers reflected in the Summary Compensation Table that immediately follows this CD&A.

Compensation Philosophy and Objectives

          The Company’s philosophy with respect to compensation of the Company’s Senior Executives is based upon the following objectives:

•	Align compensation with shareholder interests;

•	Reward both annual and sustainable long-term performance;

•	Provide pay opportunities comparable with companies with which the Company competes for management talent; and

•	Maintain internally fair and equitable compensation levels and practices.

          In furtherance of these objectives, the Committee has placed increasing emphasis over the last several years on performance-based compensation in determining the appropriate mix of the various components of executive compensation.

Role of the Committee and the Information Used to Determine Compensation

          One of the Committee’s primary responsibilities is to review and approve, or recommend for Board approval, compensation paid to the Company’s Chief Executive Officer, other Named Executive Officers, and other Senior Executives. The Committee carries out this responsibility pursuant to a written charter adopted by the Board. The Committee consists of four independent board members. See “Corporate Governance and Board Matters –Director Independence” above. The Committee is also subject to Board oversight, and other members of the Board frequently participate in deliberations related to executive compensation. Additional information regarding the primary responsibilities of the Committee and its current members is provided above under the caption “Corporate Governance and Board Matters – the Board, Board Committees and Meetings.”

          Compensation Consultant

          Under its charter, the Committee has the authority to select, retain, and compensate executive compensation consultants and other experts as it deems necessary to carry out the responsibilities. As summarized above, beginning in August 2010, PM&P engaged in an extensive study of the overall structure of our compensation program and each of the primary components of our compensation program (base salary, annual bonus compensation and long-term incentive compensation) to determine whether we were paying “competitive” compensation, whether our approach was in line with “best practices” for public companies and whether we should change our approach to compensation to better align the interests of our Senior Executives with the interests of our shareholders. Based on the results of this study and recommendations of PM&P derived from its extensive experience in executive compensation, the Committee and the Board took the actions and made the changes that are summarized above and further discussed in greater detail at various points in the remainder of this CD&A.

          Comparative Data

          In fiscal 2011, based upon PM&P’s recommendation, the Board selected a group of approximately 20 companies of similar size and scope to provide comparative data for assessing the Company’s market position in compensation levels and practices. In particular, by reference to this comparator group, PM&P determined median compensation paid for base salary, annual incentive compensation and long-term incentive compensation and compared them to amounts paid to the Named Executive Officers and other Senior Executives to determine the need for adjustments, if any. The comparators that were used for determining fiscal 2011 compensation consisted of the following companies:

Digi International Inc.	Keithley Instruments, Inc.
Network Engines, Inc.	Comverge, Inc.
ShoreTel, Inc.	EF Johnson Technologies Inc.
BigBand Networks, Inc.	KVH Industries Inc.
Oplink Communications, Inc	RAE systems Inc.
LoJack Corporation	DRI Corporation
Spectrum Control, Inc.	DTS Inc.
LeCROY Corporation	Network Equipment Technologies Inc.
Zhone Technologies, Inc.	Meru Networks Inc.
CalAmp Corp.	Optical Cable Corp.

          Internal Compensation Committee

          In determining and recommending to the Board compensation to be paid to the Named Executive Officers and other Senior Executives, the Committee solicits advice and recommendations from the Company’s Internal Compensation Committee, which currently consists of four Company officers: CEO, CFO, Vice President of Human Resources and Controller. However, neither the Internal Compensation Committee acting collectively, nor any of its members possess any authority to determine the amount or form of compensation paid to any Named Executive Officer or any other Senior Executive. The determination of compensation paid to the Named Executive Officers and other Senior Executives is entirely the responsibility of the Committee.

Discussion of Executive Officer Compensation

Summary Regarding Components of Executive Compensation

          Total compensation paid to Senior Executives prior to 2011 consisted primarily of base salary, annual bonus compensation and Incentive Awards. In 2011 we added grants of Stock Options as a fourth component to our executive compensation program. The following table summarizes:

•	Why we choose to pay each of these components to our Senior Executives;

•	What each component is designed to reward and form of payment; and,

•	How we determine the amount for each component.

Element of Compensation	Why Component is Paid, Form of Payment & What it Rewards	How Component Was Determined for FY 2011
Base Pay	Provides a fixed level of cash income appropriate to the position.	Set at levels near median of market data

Based on the individual’s experience, scope of responsibility and the level of performance.
Annual Bonus Compensation	Provides incentive to achieve annual company wide or business unit objectives.	Target bonus near median of market

Paid primarily in cash; stock grants for performance substantially greater than target goal.

Rewards achievement only if actual performance is within Committee-determined performance goals representing minimum, target and maximum levels of achievement.

Incentive Awards	Provides an incentive to build long-term shareholder value based on achieving multi-year goals.	Grant date value of Incentive Awards near median of market

Aligns executives to interests of shareholders.

Payout of 2011 Incentive Awards, if earned, occurs in 2014 and will consist of 50% stock and 50% cash.

Rewards superior long-term performance

Facilitates executive retention

Stock Options	A right to purchase shares equal to market price when granted, option only valuable as stock price appreciates.	Grant date value of Stock Options near median of market

2011 stock options vest over 4 years.

Provides incentive for delivering long-term shareholder value and aligns interests of executives with shareholders

Rewards superior long-term performance

Facilitates executive retention

Further information regarding each of these components, as well as other benefits provided and compensation paid to our Senior Executives is presented over the next several pages.

Base Salaries

          Base salaries of the Company’s executive officers are established by reference to average base salaries paid to executives in similar positions with similar responsibilities. Base salaries are generally reviewed annually in December of each year and adjustments are made effective as of January 1 of the following year. However, from time to time, promotions and other events require adjustments at other points in the year. When it determines base salaries, the Committee also considers both measurable financial factors, as well as subjective judgments regarding factors such as development and execution of strategic plans, changes in areas of responsibility, potential for assuming greater responsibility and the development and management of employees,. The Committee does not, however, assign specific weights to these various quantitative and qualitative factors in reaching its decisions.

          Adjustments in base salaries of our Named Executive Officers for 2011 were based in part on input from PM&P as to whether the base compensation of any of our Senior Executives was materially below the median paid at companies within our comparator group. Adjustments also reflected changes arising from the retirement of Mr. Berg as CEO in May 2011, the assumption of additional responsibilities by Mr. Schultz at the beginning of 2011 and his appointment as CEO in May 2011, and the appointment of Mr. Sadura as General Manager of TNI in January 2011. As a result, Mr. Schultz’s 2011 base compensation increased 30% from base compensation he received in 2010, and Mr. Sadura’s base compensation increased 45% from the base compensation he received in 2010. The other continuing Named Executive Officers, Mr. McGraw, Mr. Blackwood and Ms. Bleick, received increases in their base compensation ranging from 3% to 6% as compared to 2010.

Annual Bonus Plan

          Bonuses are paid to the Senior Executives following the end of each fiscal year based on achievement in relation to objective financial goals set at the beginning of each year. These bonuses are intended to provide Senior Executives with an opportunity to receive additional, primarily cash compensation, but only if justified by superior financial performance.

          At the beginning of each year, the Committee determines what objective performance measures it will use to assess financial performance. Typically, the performance measures pertain to levels of revenue and operating income, average age of receivables and inventory levels. Based on the Company’s budget, the Committee then determines specific quarterly, semi-annual and annual performance goals for each of these performance measures at threshold, target and maximum levels, both in regard to overall Company performance and in regard to business unit performance, and also assigns a percentage weight to the various measures, with primary emphasis given to revenue and operating income.

          The following table presents overall Company performance and business unit performance measures that were used to determine 2011 annual bonus compensation and the relative weight assigned to each of these performance measures:

	Revenue	Operating Income	Inventory	Receivables	New Business

Company	40%	50%	5%	5%	--

Transition	40%	50%	5%	5%	--

Suttle	45%	45%	5%	5%	--

JDL	25%	25%	--	--	50%

          Concurrent with developing and assigning weight to the various performance measures, the Committee also determines the “target” bonus and “maximum” bonus that may be earned by each of the Senior Executives if the target performance measure is achieved or exceeded. In 2011 the total target amount of each Senior Executive’s potential bonus was set as a percentage of base pay ranging from 25% to 70%.

          Bonuses paid to Named Executive Officers leading the entire enterprise, rather than a specific business unit (in 2011, Mr. Berg, Mr. Schultz, Mr. McGraw and Ms. Bleick) are based on comparing the Company’s consolidated 2011 performance to performance measures for overall Company performance. Bonuses paid to Named Executive Officers that lead business units (in 2011, Mr. Blackwood and Mr. Sadura) are based on comparing the performance of the leader’s respective business unit to the performance measures for that business unit. One-half of each Senior

Executive’s bonus is determined based upon how well actual quarterly or semi-annual results of the entire enterprise or the business unit, as applicable, compare to the applicable performance goals, and one-half of each Senior Executives bonus is determined based upon how well twelve-month results of the entire enterprise or the business unit, as applicable, compare to annual performance goals.

          Annual bonus compensation is generally determined after the end of each of the four quarters and after year end. At the end of each of the four quarters, the Company compares quarterly results to performance goals for all performance measures, other than receivables and inventory, and, in general, a bonus is paid with respect to each applicable performance measure if quarterly performance overall or for the business unit (as applicable) is at least 80% of the target performance goal for that performance measure. For two performance measures, receivables and inventory, a similar comparison is conducted only for the two semi-annual periods. Similarly, following the end of the year, twelve-month results are evaluated in comparison to annual target performance goals for each of the performance measures described above, and, in general, a bonus is paid with respect to each applicable performance measure if annual performance is at least 80% of the target performance goal for that performance measure. While bonuses are paid primarily in cash, the 2011 Annual Bonus Plan provided that stock grants would be made in lieu of cash when actual quarterly and annual revenues exceeded 110% of target revenues for the quarter or the full fiscal year.

          The following table summarizes the total amount paid in cash and stock grants under the Company’s 2011 annual bonus plan to the Company’s Named Executive Officers as compared to the target bonus set at the beginning of the year.

Name of Senior Executive	2011 Target Bonus as % of Base Compensation	Target 2011 Bonus ($)	2011 Annual Bonus Paid in Cash ($)	2011 Annual Bonus Paid in Stock (# of Shares)

Mr. Schultz	70%	170,717	213,916	589

Mr. Berg	70%	276,500	153,170	307

Mr. McGraw	55%	136,400	172,864	456

Mr. Blackwood	50%	92,500	63,593	---

Mr. Sadura	50%	78,848	97,489	799

Ms. Bleick	30%	43,500	55,129	145

Long Term Incentive Compensation

          Long Term Incentive Compensation Prior to 2011

          Beginning in 2004, the Company offered Senior Executives and other key employees (collectively “Participants”) the opportunity to earn long-term incentive compensation in cash under its Performance Unit Plan (“PUP Plan”). Under the PUP Plan, performance was measured over four year periods (each a “Performance Period”) that commenced at the beginning of each even numbered year. The two Performance Periods most recently established under the PUP Plan are the 2008 – 2011 Performance Period and the 2010 – 2013 Performance Period.

          In general, for each Performance Period, (i) performance measures and related performance goals denominated as “Threshold,” “Target” and “Maximum” were determined for the Company and each of its business units, and (ii) each Participant was assigned a “Target Opportunity” and a “Maximum Opportunity” to earn long-term incentive compensation based on the level of his or her responsibility within the Company or a Company business unit based on actual achievement as compared to the performance goals. Following the end of the Performance Period, if Company or business unit performance, as applicable, over the four year period was at or above Threshold in relation to the applicable performance goals and the Participant was still employed by the Company, Participants were paid incentive compensation in cash that was less than, equal to or greater than their respective Target Opportunity (up to the Maximum Opportunity) commensurate with the Company’s performance or business unit performance as compared to applicable performance goals long the Threshold-Target-Maximum continuum.

          2008 – 2011 Performance Period

          For the four year period beginning January 1, 2008, three separate performance measures were selected: (i) return on total assets, (ii) operating income growth and (iii) revenue growth, and Threshold, Target and Maximum and performance goals were established for each performance measure both at the Company level and for each business unit. In the case of the return on assets and operating income growth measures, the performance measures were established as annual targets, while the revenue growth goals were set as a four-year, cumulative target. As a result, achievement against the performance goals for return on assets and operating income growth were calculated for each of the four years within the Performance Period (and was considered earned, but subject to forfeiture), while achievement against the revenue growth goals was only calculated as of the end of the four-year period (at which time is was deemed earned).

          The amounts earned by Senior Executives under the 2008 – 2011 Performance Period were calculated based on separate assessments of actual performance against goals at the Company level, business unit level, or both and weighting given to each. In determining the amount payable to each Senior Executive actual performance compared to the return on assets goals was assigned a 50% weight, while actual performance compared to the operating income growth goals and revenue growth goals were each assigned a 25% weight. Accordingly, the total amount earned by each Senior Executive represents the sum of three amounts: (i) for the return on assets measure, the amount of the Participant’s Target Opportunity is multiplied by 50% and then increased or decreased proportionate to Company or business unit performance along the Threshold-Target-Maximum performance goal continuum; (ii) for the operating income growth measure, the amount of the Senior Executive’s Target Opportunity is multiplied by 25% and then increased or decreased proportionate to Company business unit performance along the Threshold-Target-Maximum performance goal continuum; and (iii) for the revenue growth measure, the amount of the Senior Executive’s Target Opportunity is multiplied by 25% and then increased or decreased proportionate to Company or business unit performance along the Threshold-Target-Maximum performance goal continuum.

          Long-term incentive compensation earned for the 2008 – 2011 Performance period was paid entirely in cash after completion of the audit of 2011 financial results. Amounts earned by the Named Executive Officers in 2011 with respect to the 2008 – 2011 Performance Period were as follows: Mr. Berg, $90,706; Mr. Schultz, $60,962; Mr. McGraw, $60,476; Mr. Blackwood, $6,473; Mr. Sadura, $0; and Ms. Nesburg Bleick $17,279.

          2010 Stand-Alone Year

          As discussed above, the Company began the transition to a new approach to determining and paying long-term incentive compensation in 2010. A key element of this new approach to long-term incentive compensation involved changing the frequency of awards so that, rather than starting a new four year performance period every other year, it was determined a new three year performance period should start every year. Because, at the time the Board determined to make this change, a four year period (2010 – 2013) had already commenced, it was decided the entire 2010 – 2013 Performance Period would be divided into a 2010 stand-alone year and a three year performance period beginning in 2011 and ending in 2013. Also, to begin paying long-term incentive compensation at least partly in stock, the Committee also determined that 50% of any payout for the 2010 standalone year would be paid 50% in stock, and 50% in cash.

          For the 2010 stand-alone year, two performance measures were selected, return on assets and revenue growth, and performance goals for the one-year period were assigned to each. The amounts earned by Senior Executives for this one-year period were determined based on a separate assessment of Company performance against goals set for each measure and a 50% weighting given to each. Accordingly, the total amount earned by each Senior Executive was the sum of: (i) 50% of the Senior Executive’s Target Opportunity increased or decreased proportionate to actual Company performance for return on assets compared to performance goals along the Threshold-Target-Maximum performance goal continuum; and (ii) 50% of the Senior Executive’s Target Opportunity increased or decreased proportionate to actual Company performance for revenue growth as compared to performance goals along the Threshold-Target-Maximum performance goal continuum. While incentive compensation earned for this one-year period has now been determined, it will not be paid until 2014. At that time the amount earned (expressed in dollars) will be paid 50% in cash and 50% in shares valued at $15.09 per share based on the average share price over the 20 day period ending March 18, 2011. Assuming no disqualifying event would occur that would prevent any of the Named Executives from receiving the amounts they earned for the 2010 stand alone year, their payout in 2014 with respect to the 2010 stand alone year will be, respectively, as follows: Mr. Berg, $78,096 and 5,174 shares of stock; Mr. Schultz, $19,731 and 1,305 shares of stock; Mr. McGraw, $26,214 and 1,735 shares of stock; Mr. Blackwood, $0 and 0 shares of stock; Mr. Sadura, $0 and 0 shares of stock; and Ms. Nesburg Bleick, $9,620 and 637 shares of stock.

          Overview of 2011 Long Term Incentive Compensation

          In 2011, the Company began providing two forms of long term incentive compensation to its Senior Executives:

•	Incentive Awards, which provide for payouts in cash and stock after the end of three year performance periods to the extent justified by actual performance compared to performance goals.

•	Stock options, which are granted on an annual basis, vest over four years, and only offer value to the executive if the Company’s stock price increases over the option exercise price.

          Incentive Awards and Stock Options granted to our Senior Executives are determined under a unified framework pursuant to which the Committee first determines the amount of the total opportunity to earn long-term incentive compensation (“Total LTI Opportunity”) each Senior Executive will be given. In March 2011, based on competitive market data supplied by PM&P, the Committee assigned a Total LTI Opportunity for 2011 to the Senior Executives as a percentage ranging from 20% to 100% of their respective base compensation at January 1, 2011. Following this determination, based on PM&P’s recommendation, the Committee agreed that 70% of the Total LTI Opportunity would be provided in the form of Incentive Awards and 30% would be provided in Stock Options.

          The following table presents for each Named Executive Officer, the percent of base compensation that was used to determine that officer’s respective Total LTI Opportunity, the grant date dollar value of the Total LTI Opportunity, and the allocation of this total dollar value to grants of Incentive Awards and Stock Options.

		Total LTI Opportunity		Allocation of Total LTI Opportunity:
	2011 Base	% Base Salary	Grant Date Value	Incentive Awards		Stock Options

Mr. Schultz	$235,000	60%	$141,000	$98,700 (70%	)	$42,300 (30%	)

Mr. Berg	$395,000	100%	$395,000	$276,500 (70%	)	$118,500 (30%	)

Mr. McGraw	$248,000	60%	$148,800	$104,160 (70%	)	$44,640 (30%	)

Mr. Blackwood	$185,000	40%	$79,200	$55,440 (70%	)	$23,760 (30%	)

Mr. Sadura	$165,000	40%	$66,000	$46,200 (70%	)	$19,800 (30%	)

Ms. Bleick	$145,000	20%	$34,800	$24,360 (70%	)	$10,440 (40%	)

          2011 Incentive Awards

          2011 Incentive Awards were granted under the PUP Plan as amended to accommodate various changes recommended by PM&P in 2010 and 2011. In particular, the plan was amended to provide that Incentive Awards could pay long-term incentive compensation in stock, as well as cash, to the extent earned in relation to long term performance goals. In addition, it was amended so that long term performance is measured over three year performance periods that are established every year, rather than four year performance periods established every other year. The Board later amended the PUP Plan to further refine provisions related to Incentive Awards and also changed its name to “Long Term Incentive Plan.” Accordingly, for purposes of discussing Incentive Awards granted in 2011 in this CD&A, we will hereafter refer to this plan as the Company’s “LTI Plan.”

          Under the LTI Plan, during the first quarter of each year the Company selects objective performance measures to assess financial performance over a three year period and Minimum, Target and Maximum performance goals for each measure. For Incentive Awards covering the 2011 to 2013 performance period, the Committee selected consolidated pretax average return on assets over the three year period (“Three Year Average ROA) and consolidated cumulative revenue over the three year period (“Three Year Cumulative Revenue”), and established Minimum, Target, and Maximum performance goals for each of these performance measures. At the same time Incentive Awards were granted to each Senior Executive for the 2011 – 2013 performance period, and each award provided for a Target opportunity to earn cash and stock equal to 70% of the executive’s Total LTI Opportunity and a Maximum opportunity that is 200% of the Target opportunity.

          Following the end of fiscal 2013, the Committee will determine the amount payable under the 2011 Incentive Awards by comparing actual performance against the goals. The Committee will measure actual return on assets achievement (“ROA Achievement”) compared to performance goals at Minimum, Target and Maximum for the Three Year Average ROA and will measure actual revenue achievement (Revenue Achievement) compared to performance goals at Minimum, Target and Maximum for the Three Year Cumulative Revenue. In each case, actual performance equal to or less than the Minimum performance goal will represent 0% achievement, actual performance equal to the Target performance goal will represent 100% achievement, and actual performance at or above the Maximum performance goal will represent 200% achievement. ROA Achievement and Revenue Achievement will then be plotted on a matrix where one axis represents performance goals for Three Year Average ROA over the range from Minimum to Target to Maximum, and the other axis represents performance goals for Three Year Cumulative Revenue over the range from Minimum to Target to Maximum. The intersection of ROA Achievement and Revenue Achievement on the matrix will determine a percentage that will multiplied by the amount of the Target opportunity specified in the Incentive Award for each Senior Executive to determine the payout earned by that executive.

          The following table provides examples of hypothetical payouts of Incentive Awards as a percentage of the Target opportunity of the Incentive Award based on various hypothetical combinations of ROA Achievement and Revenue Achievement.

ROA Achievement Compared to Minimum, Target, and Maximum Performance Goals	Revenue Achievement Compared to Minimum, Target and Maximum Performance Goals	Payout of Incentive Award as a Percentage of Target Opportunity
< Minimum	< Minimum	0%
50%	50%	70.83%
100%	100%	100%
150%	150%	141.67
> Maximum	> Maximum	200%

          The amount earned for the 2011 Incentive Awards, when determined after 2013, will be paid 50% in cash and 50% in stock. The number of shares that are issued following the end of the performance period will be 50% of the total amount earned under the Incentive Award divided by $15.09. The $15.09 amount is the average closing price for CSI stock over the 20 business days ending March 18, 2011, a time period that ended shortly before the date the Incentive Awards were granted.

          The following table shows the amount of cash that may be paid and shares of stock that may be issued to the Named Executive Officers at Target and Maximum Levels of Performance for the 2011 – 2013 performance period under the Company’s LTI Plan. As explained above, if achievement is below the Target performance goals, the amount cash and stock compensation earned will be less than the Target opportunity, and if achievement fails to meet the Minimum performance goals, the participant will not be entitled to any payment.

	Target Incentive Opportunity			Maximum Incentive Opportunity
Named Executive Officer	Total	Potential Cash Payment	Potential Shares Issued	Total	Potential Cash Payment	Potential Shares Issued

Mr. Schultz	$98,700	$49,350	3,270	$197,400	$98,700	6,540

Mr. Berg	$276,500	$138,250	9,160	$553,000	$276,500	18,320

Mr. McGraw	$104,160	$52,080	3,450	$208,320	$104,160	6,900

Mr. Blackwood	$55,440	$27,720	1,835	$110,880	$55,440	3,670

Mr. Sadura	$46,200	$23,100	1,530	$92,400	$46,200	3,060

Ms. Bleick	$24,360	$12,180	805	$48,720	$24,360	1,610

Stock Options

          In March 2011, we granted Stock Options as the second component of our long-term incentive compensation program for our Senior Executives. The number of shares that may be acquired upon exercise of the options was determined by dividing the dollar value of the Total LTI Opportunity allocated to Stock Options as discussed above by $3.36, an amount that was determined using a Black Scholes valuation for the options based on a share price of $16.00. Each option grant specified an exercise price of $14.15, vests 25% each year beginning March 3, 2012 and expires March 3, 2018.

          The following table shows stock options granted to the Named Executive Officers in 2011:

Name of Senior Executive	Total LTI Opportunity Allocated to Stock Options	Shares Covered by Option Grant

Mr. Schultz	$42,300	12,590

Mr. Berg	$118,500	35,270

Mr. McGraw	$44,400	13,290

Mr. Blackwood	$23,760	7,070

Mr. Sadura	$19,500	5,800

Ms. Nesburg Bleick	$10,440	3,110

Other Compensation

          In addition to participating in Company-wide plans providing health, dental and life insurance on the same basis as all of our other U.S. based employees, our Senior Executives receive other compensation in various forms, primarily the following::

•

An annual contribution to the Company’s Employee Stock Ownership Plan and Trust (“ESOP”), that is generally equal to 3% of the executive’s W-2 income, which is used to acquire shares of the Company’s stock that are beneficially owned by the Executive inside the ESOP.

•	An annual matching contribution of up to 50% of each executive’s personal contribution to the Company’s 401(k) Plan up to the first 6% of such contribution.

•	A car allowance or company car.

•	In individual, unique circumstances, additional compensation to support an overseas assignment or travel to a residence away from the Company’s offices.

The amount of such other compensation for our Named Executive Officers is presented in the column titled “All Other Compensation” under the “Summary of Executive Compensation Table,” and the “Other Compensation Table.”.

Consideration of Risk in Compensation

          The Company believes placing substantial emphasis on long-term incentive compensation encourages executives to direct their efforts to promote the creation of long-term shareholder value and that promoting the creation of long-term value discourages behavior that leads to excessive risk. The Committee believes that the following features of our compensation programs provide incentives for the creation of long-term shareholder value and encourage high achievement by our executive officers without encouraging inappropriate or unnecessary risk taking:

•	We balance rewards for short and long-term decision-making by providing both annual bonus compensation and long term incentive compensation.

•	Our long-term incentives in the form of stock options become exercisable over a four-year period and remain exercisable for up to seven years from the date of grant.

•	Our Incentive Awards become payable only if, after completion of a multi-year period, actual performance over the period compared to pre-established performance goals justifies a payment.

•	The Board adopted stock ownership guidelines for officers and key employees that require all executives to make progress towards owning stock equal to at least one times their base compensation.

•	Because of our stock ownership guidelines, we believe our Named Executive Officers would become less likely to expose the Company to inappropriate or unnecessary risks.

•

The financial metrics used in our incentive compensation programs are measures the Committee believes drive long-term shareholder value. Moreover, the Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short term results. In addition, all forms of incentive compensations specify a maximum amount that cannot exceed two times the target amount, no matter how much financial performance exceeds the ranges established at the beginning of the year.

Stock Ownership Guidelines

          The Company has adopted guidelines for stock ownership by our Senior Executives. For our Chief Executive Officer, the guideline is three times base salary; for our Chief Financial Officer the guideline is two times base salary; and, for all other Senior Executives, one times base salary. Stock ownership includes shares held directly and shares beneficially held in the Company’s ESOP, but do not include unexercised stock options or shares potentially payable under Incentive Awards. Executives are expected to achieve their guideline amount within seven years from March 2011 and the Company will annually review progress towards achieving ownership equal to the ownership guidelines.

Compensation Committee Report

          The Committee has reviewed the Compensation Discussion and Analysis set forth above. Based upon this review, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Gerald D. Pint (Chair)	Edwin C. Freeman	Roger H.D. Lacey	Randall D. Sampson

SUMMARY COMPENSATION TABLE

          The following table presents information regarding compensation earned in 2011, 2010, and 2009 for services in all capacities by (i) William G. Schultz, the Company’s current Chief Executive Officer, (ii) Jeffrey K. Berg, the Company’s former Chief Executive Officer, (iii) David T. McGraw, the Company’s Chief Financial Officer, and (iv) the three other most highly compensated executive officers of the Company in 2011 (together referred to as the “Named Executive Officers”).

		Salary	Stock Awards	Options Award	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($) (2)	(3) (#)	($) (4)	($) (5)	($)

William G. Schultz (1)	2011	263,269	9,071	34,623	274,879	16,461	598,303
President and Chief Executive	2010	201,842	19,711	0	203,175	11,783	436,511
Officer	2009	178,685	0	0	146,385	14,832	339,902

Jeffrey K. Berg (1)	2011	244,565	4,728	96,993	243,876	24,350	614,512
President and Chief Executive	2010	385,000	78,386	0	590,474	20,162	1,074,022
Officer	2009	371,423	0	0	475,521	23,406	870,350

David T. McGraw	2011	248,000	7,022	36,548	233,340	21,200	546,110
Chief Financial Officer	2010	239,630	26,285	0	255,264	17,173	538,352
	2009	230,885	0	0	201,562	19,802	452,249

Bruce Blackwood	2011	185,000	0	19,443	70,066	42,583	317,092
Vice President and General	2010	176,000	0	0	88,028	40,041	304,069
Manager, Suttle	2009	170,000	0	0	83,659	17,061	270,720

Seweryn Sadura	2011	157,500	12,305	15,950	97,489	18,881	302,125
Vice President and General	2010	108,293	0	0	42,981	30,508	181,782
Manager, Transition Networks	2009	92,596	0	0	0	50,681	143,277

Karen Nesburg Bleick	2011	145,000	2,233	8,553	72,408	14,664	242,858
Vice President, Human	2010	137,000	9,651	0	79,619	12,132	238,402
Resources	2009	130,000	0	0	59,944	12,065	202,009

(1)

Mr. Berg served as President and Chief Executive Officer until May 19, 2011 when he was succeeded by Mr. Schultz. Mr. Berg received non-employee director compensation after he stepped down as President and Chief Executive Officer. In connection with the leadership transition from Mr. Berg to Mr. Schultz, the Company entered into a consulting agreement with Mr. Berg dated as of May 19, 2011, under which Mr. Berg agreed, among others things, to provide the Company and management with the following services: to consult with respect to historical matters, to assist in introductions and in meetings with investors and other key stakeholders, to be available for specific assignments related to acquisitions and related due diligence, to be available for specific assignments related to implementation of the Company’s new enterprise resource planning (“ERP) system, and to work with counsel to resolve claims with respect to pending litigation. The Company agree to pay Mr. Berg $9,600 per month under the agreement, which expires on May 31, 2012, unless renewed by the Company and Mr. Berg.

(2)

Represents stock earned under the Company’s Annual Bonus Plan and Long Term Incentive Plan (“LTI Plan”). The values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed in Note 8, “Stock Compensation” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. For further information see “CD&A - Discussion of Executive Officer Compensation” at page 14.

(3)

Represents options awarded under the Company’s 1992 Stock Plan. The values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K,

using the assumptions discussed in Note 8, “Stock Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. For further information see “CD&A-– Discussion of Executive Officer Compensation” at page 14.

(4)	Represents amounts earned under the Company’s Performance Unit Plan. See “Non-Equity Incentive Plan Compensation Table” below.

(5)	See “Other Compensation Table” below.

Non-Equity Incentive Plan Compensation Table

          The following table provides a breakdown of information under the column “Non-Equity Incentive Plan Compensation” in the preceding Summary Executive Compensation Table. For further information see “CD&A—Discussion of Executive Officer Compensation” at page 14.”

Name	Year	Short-Term Plans ($)	Long-term Plans ($)

Mr. Schultz	2011	213,917	60,962
	2010	146,707	56,468
	2009	95,465	50,920

Mr. Berg	2011	153,170	90,706
	2010	362,744	227,730
	2009	285,369	190,152

Mr. McGraw	2011	172,864	60,476
	2010	177,670	77,594
	2009	139,379	62,183

Mr. Blackwood	2011	63,593	6,473
	2010	80,699	7,329
	2009	47,540	36,119

Mr. Sadura	2011	97,489	0
	2010	42,981	0
	2009	0	0

Ms. Bleick	2011	55,129	17,279
	2010	55,319	24,300
	2009	42,971	16,973

Other Compensation Table

          The following table provides a breakdown of information under the column “Other Compensation” above.

		Contributions to Defined Contribution Plan	Non-Elective Contributions to CSI Defined Contribution Plan
Name	Year	(1) ($)	(2) ($)	Other (3)	Total ($)

Mr. Schultz	2011	7,350	6,035	3,076	16,461
	2010	4,489	7,294	0	11,783
	2009	7,258	7,574	0	14,832

Mr. Berg	2011	7,350	8,250	8,750	24,350
	2010	4,489	6,923	8,750	20,162
	2009	7,258	7,398	8,750	23,406

Mr. McGraw	2011	7,350	8,250	5,600	21,200
	2010	4,489	7,084	5,600	17,173
	2009	7,258	6,944	5,600	19,802

Mr. Blackwood	2011	7,350	5,633	29,600	42,583
	2010	4,489	5,952	29,600	40,041
	2009	6,367	5,094	5,600	17,061

Mr. Sadura	2011	6,628	4,503	7,750	18,881
	2010	2,514	3,144	24,850	30,508
	2009	2,226	2,455	46,000	50,681

Ms. Bleick	2011	6,165	6,149	2,350	14,664
	2010	4,103	5,679	2,350	12,132
	2009	4,967	4,748	2,350	12,065

(1)	Represents contributions for Named Executive Officers to the Company’s Employee Stock Ownership Plan and Trust.
(2)	Represents the Company match of Named Executive Officers’ contribution to the CSI’s 401(k) Plan.
(3)	See “CD&A - Other Compensation.”

Outstanding Equity Awards at Fiscal Year-End

          The following table sets forth certain information concerning outstanding equity awards held by Named Executive Officers as of December 31, 2011.

	Number of Securities Underlying				Shares or Units of Stock that		Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights that
	Unexercised Options				have not Vested		have not Vested

			Option Exercise	Option		Market		Market or Payout
Name	Exercisable	Unexercisable	Price	Expiration	Number	Value	Number of	Value of
	(#)	(#)	($)	Date	(#)	($)	(#)	($)
Mr. Schultz		12,590	14.15	3/3/2018			6,540	91,952

Mr. Berg	17,635	17,635	14.15	3/3/2018	2,226	31,298	18,320	257,579

Mr. McGraw		13,290	14.15	3/3/2018			6,900	97,014

Mr. Blackwood		7,070	14.15	3/3/2018			3,670	51,600

Mr. Sadura		5,800	14.15	3/3/2018			3,060	43,024

Ms. Bleick		3,110	14.15	3/3/2018			1,610	22,637

Stock Vesting During 2011

          The following table sets forth the number of shares of common stock that vested in 2011 for Named Executive Officers.

	Number of shares	Value realized
Name	acquired on vesting (1)	on vesting
	(#)	($)
Mr. Schultz	307	4,218

Mr. Berg	589	8,307

Mr. McGraw	456	6,412

Mr. Blackwood	-	-

Mr. Sadura	799	10,759

Ms. Bleick	145	2,039

(1)	Stock issued for achieving quarterly goals under 2011 Annual Bonus Plan. See “CD&A – Annual Bonus Plan.”

Grants of Plan-Based Awards in 2011

          The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ending December 31, 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards Number of Shares of Stock (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Name	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)

Mr. Schultz	3/4/2011 (3)				2,162				33,295
	3/11/2011 (4)						12,590	14.15	34,623
	3/28/2011 (5)			3,270	6,540				49,541
	n/a (6)	49,350	98,700
	n/a (7)	170,717	247,272

Mr. Berg	3/4/2011 (3)				3,509				54,039
	3/11/2011 (4)						35,270	14.15	96,993
	3/28/2011 (5)			9,160	18,320				138,774
	n/a (6)	138,250	276,500
	5/19/2011 (8)					2,226			40,000
	n/a (7)	276,500	400,925

Mr. McGraw	3/4/2011 (3)				1,731				26,657
	3/11/2011 (4)						13,290	14.15	36,548
	3/28/2011 (5)			3,450	6,900				52,268
	n/a (6)	52,080	104,160
	n/a (7)	136,400	197,780

Mr. Blackwood	3/4/2011 (3)				1,321				20,343
	3/11/2011 (4)						7,070	14.15	19,443
	3/28/2011 (5)			1,835	3,670				27,800
	n/a (6)	27,720	55,440
	n/a (7)	92,500	134,125

Mr. Sadura	3/4/2011 (3)				1,047				16,124
	3/11/2011 (4)						5,800	14.15	15,950
	3/28/2011 (5)			1,530	3,060				23,180
	n/a (6)	22,750	45,550
	n/a (7)	78,848	114,334

Ms. Bleick	3/4/2011 (3)				552				8,501
	3/11/2011 (4)						3,110	14.15	8,553
	3/28/2011 (5)			805	1,610				12,196
	n/a (6)	12,180	24,360
	n/a (7)	43,500	63,075

(1)

Represents bonuses that may have been earned by the named executive officers under our 2011 Incentive Plan. Under the matrices associated with the 2011 Incentive Plan, achievement of the performance goals at less than target level will result in a decreasing bonus until the achievement fails to meet the minimum performance goals, at which point the executive officer is entitled to no bonus such that there is no “threshold” level of achievement. See the column entitled “Non-Equity Incentive Plan” of the Summary Compensation Table for the amounts actually paid under the 2011 Incentive Plan. For explanation of the 2011 Incentive Plan, refer to the description on pages 18 through 20 of this proxy statement under the headings of “CD&A Overview of Long Term Incentive Compensation.”

(2)

Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 8, “Stock Compensation,” to our consolidated financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)	Represents potential award of stock under the Company’s annual bonus plan.

(4)	Represents stock options granted under the Company’s 1992 Stock Plan.

(5)	Represents shares of stock issuable under the 2011 Incentive Award under LTI Plan.

(6)	Represents target and maximum cash of that may be earned under the 2011 Incentive Award under LTI Plan.

(7)	Represents target and maximum cash that may be earned under the Company’s annual bonus plan.

(8)	Represents the restricted stock issued to Mr. Berg as a non-employee director of the Company.

POTENTIAL PAYMENTS UNDER CHANGE OF CONTROL

          The Company has entered into Change of Control Agreements (“CIC Agreements”) with its Senior Executives that provide for payment of severance compensation if (A) there is a change in control of the Company, and (B) within 24 months following a change of control, there is either (i) an involuntary termination of employment other than for cause, death, disability or retirement or (ii) a voluntary termination of employment for Good Reason (each a “Triggering Event”). Under the CIC Agreements, “Good Reason” includes a material diminution in the person’s base salary, duties or authority, or those of his immediate superior, or a material diminution in the budget over which the person has authority or a change in geographic location of the person’s job. The CIC Agreements contain provisions applicable to each executive to maintain confidentiality of information acquired during their period of employment, to refrain for a period of one-year from competing with the Company or soliciting other Company employees to leave their employment with the Company and to provide a release of all claims against the Company in exchange for the benefit paid pursuant to the CIC agreement.

          In the event of a change in control, the Company’s LTI Plan provides for partial vesting and payment of unvested Incentive Awards and the Company’s stock option plans for provides for vesting of unvested stock options, in each case irrespective of whether or not a Triggering Event has occurred.

          Assuming a change of control occurred on December 31, 2011, the following table presents the amounts payable to each of the Named Executive Officers, without and with a corresponding Triggering Event:

	Reason for Payment	Cash Severance	Partial Vesting of Incentive Awards	Vesting of Unvested Options	Total ($)
		(1)($)	(2) ($)	(3)

Mr. Schultz	Change of Control; no Triggering Event	-0-	67,315	-0-	67,315

	Change of Control with Triggering Event	892,808	67,315	-0-	960,123

Mr. McGraw	Change of Control; no Triggering Event	-0-	81,848	-0-	81,848

	Change of Control with Triggering Event	1,003,720	81,848	-0-	1,085,568

Mr. Sadura	Change of Control; no Triggering Event	-0-	12,918	-0-	12,918

	Change of Control with Triggering Event	200,504	12,918	-0-	213,422

Mr. Blackwood	Change of Control; no Triggering Event	-0-	15,614	-0-	15,614

	Change of Control with Triggering Event	319,491	15,614	-0-	335,105

Ms. Bleick	Change of Control; no Triggering Event	-0-	26,125	-0-	26,125

	Change of Control with Triggering Event	226,551	26,125	-0-	252,676

(1)	The amounts in this column reflect the amount of cash severance the Company would be obligated to pay these individuals in the form of a single lump-sum cash payment pursuant to their CIC Agreements.

(2)

The amounts in this column reflect the estimated value of unvested Incentive Awards under the Company’s LTI Plan at December 31, 2011 that would become payable upon the occurrence of a change in control.

(3)

The amount in this column represents in-the-money value of options vesting upon a change in control at December 31, 2011. At this date the exercise price of unvested options granted to the Named Executive Officers was greater than the closing market price of our common stock.

DIRECTOR COMPENSATION

          Prior to June 1, 2011 each non-employee member of the Board of Directors was paid a monthly fee of $1,000 plus $1,400 for each Board meeting attended and $1,200 for each Board Committee meeting attended in person and $500 for each Board or committee meeting attended by phone. In addition, the chairs of each of the standing committees of the Board (Ms. Goldberg; Messrs. Freeman, Pint and R. D. Sampson) received an annual fee of $1,000, and Messrs. Freeman, Pint and C.A. Sampson, each received a monthly retainer of $250 for serving on the Board’s Executive Committee. Finally, prior to 2011, non-employee directors received an option to purchase 3,000 shares of the Company’s common stock concurrent with the Company’s annual shareholders meeting.

          In March 2011, PM&P advised, based upon its study of CSI’s peer companies, that CSI’s total compensation of directors was approximately 62% below total median compensation at peer companies and that equity compensation of directors represented substantially less than its recommended “best practice” that 50% of total director compensation be in equity. Based upon the information gained from this study and its experience in advising boards of many public companies, PM&P recommended the following changes: (i) that separate fees for attending CSI Board and committee meetings be eliminated and, in lieu thereof, that directors be paid increased annual board and committee retainers, (ii) that the substantially greater commitment required of each committee chair be recognized with increased compensation, (iii) that equity compensation be paid in restricted stock grants rather than stock options, and (iv) that, in recognition of his additional time commitment to a wide variety of issues affecting the Company, a premium be paid to the Company’s non-executive chairman, Mr. C. A. Sampson.

          Based on PM&P’s recommendation, the Board approved, effective June 1, 2011, paying director compensation as follows: (1) each non-employee director is paid a retainer of $30,000 per annum; (2) members of the Executive Committee are paid a retainer of $5,000 per annum and members of the Board’s Compensation, Nominating, Governance and Finance Committees (other than committee chairs) are paid a retainer of $7,500 per annum; (3) the chairs of the Audit, Compensation, Governance and Finance Committees are each paid a retainer of $15,000 per annum, and (4) the Board Chair is paid a retainer of $25,000 per annum in addition to the retainer he receives as a director. In addition, each non-employee director receives a grant of shares of restricted stock equal to $40,000 divided by the market price of the Company’s common stock on the date of the shareholders meeting.

          The following table presents for 2011, the cash and stock grant compensation paid by us to each of the Company’s Board members other than Mr. Berg, whose compensation is reported in the Summary Executive Compensation Table above.

Name	Fees Earned (1)		Stock Awards ($)(2)	Total ($)

Edwin C. Freeman	50,550		40,000	90,550

Luella G. Goldberg	47,542		40,000	87,542

Roger H. D. Lacey	40,550		40,000	80,550

Gerald D. Pint	49,092		40,000	89,092

Curtis A. Sampson	103,992	(3)	40,000	143,992

Randall D. Sampson	46,500		40,000	86,500

(1)	Represents a combination of cash retainer and meeting fees as described above.

(2)	Values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(3)	Fees earned by CA Sampson include cash compensation of $54,167 he received for consulting services in 2011 under an agreement that expired in May 2011.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

          Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates have been the Company’s independent registered public accounting firm since 1982. The Board of Directors, upon recommendation of the Audit Committee, is requesting shareholder ratification of the appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the Company for the current fiscal year ending December 31, 2012. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

          The following is a summary of the fees billed to the Company by the Deloitte & Touche LLP for professional services rendered for the fiscal years ended December 31, 2011 and December 31, 2010. The Audit Committee considered and discussed with the Deloitte & Touche LLP the provision of non-audit services to the Company and the compatibility of providing such services with maintaining its independence as the Company’s auditor.

Fee Category	2011	2010

Audit Fees	$394,000	$384,000

Audit-Related Fees	31,500	31,500

Tax Fees	7,900	7,900

All Other Fees	2,000	2,000

Total Fees	435,400	425,400

          Audit Fees. This category consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in our quarterly reports, and statutory audit of the Company’s U.K.-based Austin Taylor subsidiary.

          Audit-Related Fees. This category consists of fees billed for assurance and related services, such as the Company’s employee benefit plan audits that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not otherwise reported under “Audit Fees.”

          Tax Fees. This category consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and acquisitions. Since August of 2008, these services have been provided to the Company by RSM McGladrey. The amounts presented in the table above represent international tax compliance service.

          All Other Fees. All other fees are fees for products and services other than those listed above.

Audit Committee Pre-approval Policies and Procedures

          In addition to approving the engagement of the independent registered public accounting firm to audit the Company’s consolidated financial statements, it is the policy of the Committee to approve all use of the Company’s independent registered public accounting firm for non-audit services prior to any such engagement. To minimize relationships that could appear to impair the objectivity of the independent registered public accounting firm, it is the policy of the Committee to restrict the non-audit services that may be provided to the Company by the Company’s independent registered public accounting firm primarily to tax services and merger and acquisition due diligence and integration services and any other services that can clearly be designated as “non-audit” services, as defined by regulation.

Vote Required

          The affirmative vote of a majority of the outstanding shares of the Company’s Common Stock voting at the meeting in person or by proxy is required for approval.

Board Voting Recommendation

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2012 FISCAL YEAR

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

          As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to cast an advisory vote on named executive officer compensation.

          As described in detail in the section entitled “Executive Compensation and Related Information – Compensation Discussion and Analysis,” we have designed our executive compensation program to implement core compensation principles, including pay for performance and alignment of our management’s interests with those of our shareholders. Under these programs, in 2011 we rewarded our Named Executive Officers in large part for the achievement of specific financial performance goals that we had set. We also restructured our annual bonus plan and our long term incentive plan, adding equity components to each plan. Finally, we added share ownership guidelines for our Senior Executives. We encourage shareholders to read the “Executive Compensation and Related Information” section of this proxy statement for a more detailed discussion of our executive compensation programs, including information about 2011 compensation of our Named Executive Officers.

          We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholder to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Communications Systems, Inc. approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in Communications Systems, Inc.’s proxy statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement.

Vote Required

          Approval of this Proposal 3 requires the affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote on this Proposal 3. While this vote is advisory, and not binding on the Compensation Committee or the Board of Directors, it will provide valuable information that the Compensation Committee will be able to consider when determining executive compensation philosophy, policies and practices for the remainder of 2012 and future years.

Board Voting Recommendation

          The BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3 -- ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4 - ADVISORY VOTE ON FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

          As required by Section 14A of the Securities Exchange Act of 1934, we are also asking shareholders to cast an advisory vote on the frequency of future advisory votes on our Named Executive Officer compensation. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation every year, every two years, or every three years.

          After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years (triennially) is the most appropriate alternative for Communications Systems, Inc. and therefore our Board of Directors recommends that you vote for “Every Three Years” as the frequency for future advisory votes on executive compensation.

          In formulating its recommendation, our Board of Directors believes that a triennial vote would provide us with the time to thoughtfully consider the voting results, engage with shareholders to further understand the voting results, and respond to the vote and to shareholders’ feedback as described in “Executive Compensation and Related Information – Compensation Discussion and Analysis.” In 2011, we implemented a new long term incentive plan with successive three-year performance periods, including a new equity component. A significant portion of our executive compensation program is based on our long-term business strategy, which is more appropriately reflected with a three-year timeframe. Additionally, we intend to engage with our shareholders regarding executive compensation during the period between shareholder advisory votes. We believe that our openness to input from our shareholders regarding executive compensation and the ability of shareholders to contact us at any time regarding these matters will reduce the need for and value of a more frequent advisory vote on executive compensation.

          We are not asking shareholders to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice as among the frequency options. Shareholders may cast a vote on their preferred voting frequency by choosing the option of every year, every two years, every three years or abstain from voting on Proposal 4.

Vote Required

          The option of every year, every two years or every three years that receives a plurality of the votes cast at the Annual Meeting by shareholders voting on Proposal 4 will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. While this vote is advisory, and not binding on the Board of Directors, the Board will take into account the outcome of the vote in making its determination concerning the frequency of future advisory votes on executive compensation.

Board Voting Recommendation

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF EVERY THREE YEARS ON PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE COMPENSATION ADVISORY VOTES.

AUDIT COMMITTEE REPORT

          The Audit Committee of the Board of Directors is responsible for independent, objective oversight of the Company’s financial accounting and reporting by overseeing the system of internal controls established by management and monitoring the participation of management and the independent registered public accounting firm in the financial reporting process.

          The Audit Committee held five meetings in fiscal year 2011. The meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

          During the meetings, the Audit Committee reviewed and discussed the Company’s financial statements with management and Deloitte & Touche LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The discussions with Deloitte & Touche LLP also included the matters required by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS 89 and 90 (Audit Committee Communications).

          Deloitte & Touche LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and this information was discussed with The Deloitte & Touche, LLP.

          Based on the discussions with management and Deloitte & Touche LLP, the Audit Committee’s review of the representations of management and the report of the Deloitte & Touche, LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors

Edwin C. Freeman (Chair)   Luella Gross Goldberg   Randall D. Sampson

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The Company’s Board has adopted Governance Guidelines that include provisions with respect to conflicts of interest. These Guidelines describe “conflict of interest” as a situation in which a director’s personal interest, including an immediate family member interest, is adverse to, or may appear to be adverse to, the interests of the Company. The Guidelines provide that any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, must be disclosed promptly to the Chief Executive Officer, or the Chairman of the Nominating and Governance Committee, and the Company’s primary legal counsel.

          If the Company wishes to proceed with a transaction involving a potential conflict of interest, the Board would intend to seek prior approval from the Audit Committee or Governance and Nominating Committee, to ensure the transaction is beneficial to the Company and the terms of the transaction are fair to the Company.

OTHER INFORMATION

Directions to Company’s Offices

          If you plan to attend our 2012 Annual Meeting of Shareholders, the following directions may be used beginning at Interstate 94 as is passes through downtown Minneapolis: (1) From westbound Interstate 94 take the exit to merge onto Interstate 394 West and continue for 5.7 miles; (2) Exit onto Highway 169 South and continue for 6.5 miles; (3) Exit onto Highway 62 West and continue for 1.0 mile; (4) Take the first right exit for Shady Oak Road and turn right onto Shady Oak Road; (5) Take the first immediate right onto the OPUS Business Park and onto Red Circle Drive; and (6) Bear right at the fork in the road and immediately after the fork. Communications Systems, Inc. will be the first building on your left.

Contacting the Board of Directors

          Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual Director at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual Director, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, a complaint regarding accounting, internal accounting controls or auditing matters will be forwarded to the Chair of the Audit Committee for review. Complaints and other communications may be submitted on a confidential or anonymous basis.

Shareholder Proposals for 2013 Annual Meeting

          The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the Company, to present proposals for shareholder action in the Company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the Commission’s proxy rules. The next annual meeting of the shareholders of Communications Systems, Inc. is expected to be held on or about May 21, 2013 and proxy materials in connection with that meeting are expected to be made available on or about April 10, 2013. Shareholder proposals prepared in accordance with the Commission’s proxy rules to be included in the Company’s Proxy Statement must be received at the Company’s corporate office, 10900 Red Circle Drive, Minnetonka, Minnesota 55343, Attention: President, by December 10, 2012, in order to be considered for inclusion in the Board of Directors’ Proxy Statement and proxy card for the 2013 Annual Meeting of Shareholders. Any such proposals must be in writing and signed by the shareholder.

          The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company and (ii) the nomination by shareholders of candidates for election as directors.

          Properly Brought Business. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder’s intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of the Company’s Bylaws, which are available for inspection by shareholders at the Company’s principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company’s Bylaws.

          Shareholder Nominations. The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of the Company’s Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

Other Matters; Annual Report on Form 10-K

          Management knows of no other matters that will be presented at the meeting. If any other matters arise at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.

          The Company is providing a copy of its Annual Report on Form 10-K for fiscal 2011, as filed with the Securities and Exchange Commission, in connection with paper and electronic deliveries of this Proxy Statement, and it also available at www.proxyvote.com. Shareholders may also receive, without charge, a copy of the Company’s Annual Report on Form 10-K for 2011 by writing to Secretary, Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343.

By Order of the Board of Directors,

David T. McGraw
Secretary

COMMUNICATIONS SYSTEMS INC.
SHAREOWNER SERVICES
P.O. BOX 64945
ST. PAUL, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M45664-P22816	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMUNICATIONS SYSTEMS INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees: 01) Jeffrey K. Berg 02) Roger H.D. Lacey 03) William G. Schultz

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain

2.		Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ended December 31, 2012.					☐	☐	☐

3.		To cast a non-binding advisory vote on executive compensation.					☐	☐	☐

The Board of Directors recommends you vote Every Three Years on the following proposal:						Every Year	Every Two Years	Every Three Years	Abstain
4.		To cast a non-binding advisory vote on the frequency of future non-binding advisory votes on executive compensation.				☐	☐	☐	☐

5.		THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please date and sign exactly as your name(s) appears hereon indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

COMMUNICATIONS SYSTEMS, INC.
ANNUAL MEETING OF SHAREHOLDERS
May 22, 2012
10:00 a.m. Central Daylight Time
Communications Systems, Inc.
10900 Red Circle Drive
Minnetonka, Minnesota

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

M45665-P22816

COMMUNICATIONS SYSTEMS, INC.	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2012.

The undersigned hereby appoints Curtis A. Sampson, William G. Schultz and David T. McGraw, or any of them, as proxies, with full power of substitution to vote all the shares of common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Communications Systems, Inc., to be held May 22, 2012, at 10:00 a.m. Central Daylight Time at the offices of Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota, or at any adjournment thereof, upon any and all matters that may properly be brought before the meeting or adjournment thereof, hereby revoking all former proxies.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 22, 2012.

COMMUNICATIONS SYSTEMS, INC.	Meeting Information

	Meeting Type:	Annual Meeting

	For holders as of:	March 27, 2012

Date: May 22, 2012 Time: 10:00 a.m., CDT

COMMUNICATIONS SYSTEMS INC. SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945	Location:	Communications Systems, Inc. 10900 Red Circle Drive Minnetonka, Minnesota

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

COMBINED DOCUMENT

How to View Online:
Have the information that is printed in the box marked by the arrow			XXXX XXXX XXXX	(located on the following page) and visit:
www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
	1)	BY INTERNET:	www.proxyvote.com
	2)	BY TELEPHONE:	1-800-579-1639
	3)	BY E-MAIL*:	sendmaterial@proxyvote.com

*			If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow
XXXX XXXX XXXX	(located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 8, 2012 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the
arrow	XXXX XXXX XXXX	available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting Items
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
Nominees:

	01)	Jeffrey K. Berg
	02)	Roger H.D. Lacey
	03)	William G. Schultz

The Board of Directors recommends you vote FOR proposals 2 and 3.
2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ended December 31, 2012.

3.	To cast a non-binding advisory vote on executive compensation.

The Board of Directors recommends you vote Every Three Years on the following proposal:
4.	To cast a non-binding advisory vote on the frequency of future non-binding advisory votes on executive compensation.

5.	THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

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